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                                                                    EXHIBIT 23.6


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this registration statement of USA Waste Services, Inc. on Amendment No. 1 to Form S-4 of our report dated October 25, 1996, on our audit of the balance sheet of the business of Les Enterprises de Rebuts Sanipan Inc. acquired by USA Waste Services, Inc. as of December 31, 1995, and the related statements of earnings and retained earnings and changes in financial position for the year then ended, our report dated October 25, 1996, on our audit of balance sheet of Transport Sanico Ltee as of December 31, 1995, and the related statements of earnings and retained earnings and changes in financial position for the year then ended, our report dated November 8, 1996, on our audit of the historical summary of revenues and direct operating expenses of the Combined Ontario and Michigan Operations of the Solid Waste Division of Philip Environmental Inc. for the year ended December 31, 1995, and our report dated November 8, 1996, on our audit of the historical summary of the net book value of property, plant and equipment of the Combined Ontario and Michigan Operations of the Solid Waste Division of Philip Environmental Inc. for the year ended December 31, 1995, which are included in USA Waste Services, Inc.'s Current Report on Form 8-K/A dated November 15, 1996.



                                          /s/ DELOITTE & TOUCHE
                                          ---------------------
                                          DELOITTE & TOUCHE
                                          Chartered Accountants


Mississauga Ontario
November 18, 1996